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              (KPMG PEAT MARWICK LETTERHEAD)





                                  Exhibit 15


Rite Aid Corporation
Camp Hill, Pennsylvania

Gentlemen:

Re:  Registration Statement No. 2-87981; No. 2-80136 and No. 33-63794

With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference therein of our report dated January 4, 1994 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



KPMG PEAT MARWICK

Harrisburg, Pennsylvania
January 4, 1994